Exhibit 4.9

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES FOR WHICH IT MAY BE EXCHANGED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS UNLESS MAKER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

10% CONVERTIBLE PROMISSORY NOTE

Houston, Texas

$[_______] Issue Date:  [___________]

FOR VALUE RECEIVED, the undersigned, Omnimmune Corp., a Texas corporation (“Maker”), promises to pay to [____________________________________], a [_____________________] (“Payee”; Payee and any subsequent holder(s) hereof are individually and collectively referred to as “Holder”), or order, the sum of [___________] Dollars ($[_______]), together with interest thereon from and after the date hereof until paid in full, all as hereinafter provided.

1.           Interest and Principal Payments.

(a)           Payment in Cash or Securities.  This Note is payable in either:

(i)
Immediately available funds on written demand by Holder at any time on or after that date which is the earlier of: (1) eighteen (18) months after the Issue Date set forth herein above, or (2) upon receipt by Maker of financing, whether through debt or equity, resulting in gross proceeds of at least $1.7 million; or

(ii)	Securities of Maker in accordance with Section 2 below.

(b)           Interest.  From and including the date hereof to and including the date this Note is paid or otherwise discharged, the unpaid principal amount of this Note shall bear simple interest per annum at ten percent (10%), computed on the basis of a year of three hundred sixty (360) days.

(c)           Tender.  All payments of principal and interest shall be made in lawful money of the United States of America (except as otherwise provided in Sections 1(a), above, and 2, below) and shall be made to Holder at Holder’s address set forth in Section 7 or at such other place as Holder may designate to Maker in writing.

2.           Conversion of Note.

(a) Definitions.  For purposes of this Note, the following terms shall have the meaning ascribed thereto:

“Offering” shall mean the offering in which this Note was purchased.

“Qualified Financing” shall mean the closing of any equity financing completed by Maker subsequent to the closing of the Offering involving the sale and issuance (or any series of integrated sales and issuances) by Maker to third parties of shares of its capital stock resulting in gross proceeds to Maker of not less than Five Hundred Thousand Dollars ($500,000).

(b) Conversion.  At the closing of a Qualified Financing, the face amount of this Note shall be convertible, at the option of the Holder, into equity of the Maker at the price and in accordance with the terms of such Qualified Financing.

(c) Payment of Interest.  Upon conversion of this Note and deliverance to the Holder of the full amount of unencumbered securities, Maker shall be forever released from all its obligations and liabilities under this Note, except that Maker shall be obligated to pay Holder, within thirty (30) days after the date of such conversion, any interest accrued and unpaid to and including the date of such conversion, and no more.

(d) Maker’s Right of Prepayment Without Penalty.  It is agreed and understood by Holder that Maker reserves the right and option at any time after the date hereof and during the term of this Note to prepay the principal and interest hereunder in cash without penalty; provided, however, that Maker may only exercise its right to prepay this Note after having first delivered to Holder ten (10) days prior written notice of its intent to do so.

3.           Exchange Procedures; Reservation of Shares; Taxes.

(a) Delivery of Certificate.  In the case of Holder's election to convert this Note into Maker’s securities as provided under Section 2, Holder shall deliver a written notice of such election to Maker in which Holder shall so indicate such election.  Any conversion shall be deemed to have been made at the close of business on the date the recipient is deemed to have received such notice.  Upon the exchange of this Note, Maker shall, as soon as practicable, take all such steps as may be necessary to issue such equity, in exchange for this Note, and thereafter deliver to Holder a certificate or certificates for the equity to which Holder shall be entitled against receipt of this Note, duly endorsed for cancellation.

(b) Holder Not Deemed a Stockholder.  Unless and until this Note is converted or exchanged as set forth herein, Holder shall not be entitled to vote or receive dividends or be deemed the holder of equity of the Company for any purpose (other than to the extent that Holder may previously own shares of equity of the Company, prior to or exclusive from the conversion of this Note), nor shall anything contained in this Note be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate actions (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance of record to the Holder of the securities which it is then entitled to receive upon the due exercise of its right to convert this Note, as aforesaid.

(c) Reservation of Shares.  Maker covenants that, at the exchange date, it will make available out of its authorized equity, solely for the purpose of issue upon exchange of this Note, such equity as shall then be issuable upon the exchange of this Note.

(d) Validity of Issuance.  Maker covenants that all securities issued hereunder shall, at the time of delivery, be duly and validly issued, fully paid and nonassessable.

(e) Taxes.  Holder shall pay any documentary, stamp or similar issue or transfer tax due on the issue of securities upon the conversion of this Note.  Holder shall also pay any tax which is due because the securities are issued in a name other than Payee’s name and any income taxes, capital gains taxes or other similar taxes.

(f) No Fractional Shares.  Instead of any fractional shares of any equity which would otherwise be issuable upon conversion of this Note, Maker shall pay in cash the amount of outstanding principal that is not so converted, such payment to be in the form a check payable to Holder.  The holder of fractional interests shall not be entitled to any rights as security holders of Maker in respect of such fractional interests.

4.           Events of Default.  The occurrence or existence of any one of the following events or conditions shall constitute an “Event of Default”:

(a)           Maker shall fail to pay the principal of, or interest on, this Note when the same becomes due and payable in accordance with the terms hereof and such amount remains unpaid for ten (10) days after the due date thereof;

(b)           Maker fails to observe or perform any other covenant or agreement, or a material breach of any representation or warranty on the part of Maker contained in this Note or contained in that certain Subscription Agreement entered into in connection with the sale of this Note which failure continues for a period of thirty (30) days after the date of written notice thereof from Holder; or

(c)           Maker makes a general assignment for the benefit of its creditors or applies to any tribunal for the appointment of a trustee or receiver of a substantial part of the assets of Maker, or commences any proceedings relating to Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against Maker and Maker indicates its consent to such proceedings, or an order or decree is entered by a court of competent jurisdiction appointing such trustee or receiver, or adjudicating Maker bankrupt or insolvent, or approving the petition in any such proceedings, and such order or decree remains unstayed and in effect for ninety (90) days.

5.           Remedies.

(a)           If an Event of Default occurs and is continuing, Holder may, by notice in writing to Maker, declare the entire unpaid principal of the Note to be due and payable immediately, and upon any such declaration the principal and unpaid interest on the Note shall become and be immediately due and payable, and Holder may thereupon proceed to protect and enforce its rights either by suit in equity or by action at law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of Holder.

(b)           Following the occurrence and during the continuance of an Event of Default, the Company shall pay interest on this Note in an amount equal to twelve percent (12%) per month, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

(b)           In the event this Note is placed in the hands of an attorney for collection or for enforcement, or in the event that Holder incurs any costs incident to the collection of any indebtedness evidenced hereby, Maker agrees to pay all reasonable attorneys’ fees and expenses, all court and other costs and the reasonable costs of any other collection efforts.  Forbearance to exercise the remedies set forth herein with respect to any failure or breach of Maker shall not constitute a waiver by Holder of any of such remedies.

6.           Expenses.  Each of Maker and Payee shall bear its own costs incurred in connection with the negotiation, documentation and execution of this Note, the closing of the transactions contemplated herein, and any amendment, waiver, consent, supplement or modification hereto.

7.           Notices.  All notices, requests, consents and other communications required or permitted under this Note shall be in writing and shall be deemed to have been delivered three (3) days after the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

If to Maker, to:
Omnimmune Corp.
Attn:  Chief Executive Officer
4600 Post Oak Place
Suite 352
Houston, Texas  77027

with a copy to:

Frank McDaniel, Esq.
McDaniel & Henry, LLP
PO Box 681235
Marietta, Georgia   30068-0021
If to Payee, to: ________________ ________________ ________________

If to any Holder other than Payee, to such address as may have been designated by notice given Maker by such Holder.  Maker, Payee or any other Holder may designate a different address by notice given in accordance with the foregoing.

8.           Governing Law. This Note and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas (without regard to principles of conflicts of laws) and applicable federal law.

Omnimmune Corp.
By:
Harris A. Lichtenstein, Ph.D., President

ACCEPTED AND AGREED TO:

[___________]